                                                                    EXHIBIT 11.2

                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States) (Canadian dollars, amounts in thousands except per share data)

                                                       for the fiscal quarter ended       for the fiscal year ended
                                                       ----------------------------       -------------------------

                                                   Aug 2,   Nov 1,    Jan 31,   May 2,     May 2,    Apr 30,   Apr 30,
                                                   1998     1998      1999      1999       1999      1998      1997
                                                   ----     ----      ----      ----       ----      ----      ----
Earnings (loss) per share  (U.S. GAAP - Basic)

 Net earnings (loss)                              $ 35,520  $ 53,314  $120,119  $(29,792)  $179,161  $(18,318)  $156,917
                                                  ========  ========  ========  ========   ========  ========   ========

 Weighted average number of Common
   Shares outstanding during the period            176,105   176,766   177,596   180,105    177,630   174,617    170,510
                                                  ========  ========  ========  ========   ========  ========   ========

 Earnings (loss) per share (U.S. GAAP)            $   0.20  $   0.30  $   0.68  $  (0.17)  $   1.01  $  (0.10)  $   0.92
                                                  ========  ========  ========  ========   ========  ========   ========

Earnings (loss) per share  (U.S. GAAP - Diluted)

 Net earnings (loss)                              $ 35,520  $ 53,314  $120,119  $(29,792)  $179,161  $(18,318)  $156,917
                                                  ========  ========  ========  ========   ========  ========   ========

 Weighted average number of
   Common Shares outstanding
   during the period                               176,105   176,766   177,596   180,105    177,630   174,617    170,510

 Net effect of dilutive stock options and
   warrants, based on the treasury
   stock method                                      2,314        --     4,434        --      2,746        --      4,015
                                                  --------  --------  --------  --------   --------  --------   --------

 Weighted average number of Common
   Shares outstanding during the
   Period, as adjusted                             178,419   176,766   182,030   180,105    180,376   174,617    174,525
                                                   =======  ========  ========  ========   ========  ========   ========

 Earnings (loss) per share (U.S. GAAP)            $   0.20  $   0.30  $   0.66  $  (0.17)  $   0.99  $  (0.10)  $   0.90
                                                  ========  ========  ========  ========   ========  ========   ========

Earnings per share expressed in U.S. dollars

Daily average exchange rate of a Canadian
   dollar for U.S. dollars as reported by the
   Federal Reserve Bank of New York               $ 0.6817  $ 0.6520  $ 0.6515  $ 0.6660   $ 0.6629  $ 0.7116   $ 0.7344

 Basic earnings (loss) per share, in U.S. dollars $   0.14  $   0.20  $   0.44  $  (0.11)  $   0.67  $  (0.07)  $   0.68

 Diluted earnings (loss) per share,
  in U.S. dollars                                 $   0.14  $   0.20  $   0.43  $  (0.11)  $   0.66  $  (0.07)  $   0.66

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